EXHIBIT 11

OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES

COMPUTATION OF EARNINGS PER SHARE
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2006 AND 2005
(Amounts in millions, except per-share amounts)

	Three Months		Six Months
	2006	2005	2006	2005
BASIC EARNINGS PER SHARE

Earnings applicable to common stock	$857	$1,536	$2,086	$2,382
Basic shares
Weighted average common shares outstanding	432.1	399.0	426.7	398.3
Treasury stock	(5.9)	—	(3.3)	—
Vested, unissued restricted stock	2.0	1.2	2.0	1.2
Deferred shares	1.9	1.7	1.9	1.7
Basic shares	430.1	401.9	427.3	401.2

Basic earnings per share
Income from continuing operations	$2.80	$3.68	$5.51	$5.68
Discontinued operations, net	(0.81)	0.14	(0.63)	0.26
Basic earnings per common share	$1.99	$3.82	$4.88	$5.94
DILUTED EARNINGS PER SHARE
Earnings applicable to common stock	$857	$1,536	$2,086	$2,382
Diluted shares
Basic shares	430.1	401.9	427.3	401.2
Dilutive effect of exercise of options outstanding	2.6	4.5	3.7	4.7
Deferred, restricted stock	1.2	0.9	1.2	0.9
Diluted shares	433.9	407.3	432.2	406.8
Diluted earnings per share
Income from continuing operations	$2.77	$3.63	$5.45	$5.60
Discontinued operations, net	(0.80)	0.14	(0.62)	0.26
Diluted earnings per common share	$1.97	$3.77	$4.83	$5.86